Exhibit 10.5

August 5, 2015

Douglas Beck
46 Schenck Avenue

Great Neck, New York 11021

Dear Mr. Beck:

On behalf of Relmada Therapeutics, Inc. (the “Company”), I am pleased to provide you with this amendment and restatement of your employment agreement (the “Agreement”) for the position of Chief Financial Officer.

1.             Position. The terms of your position with the Company are as set forth below:

(a)           You shall serve as Chief Financial Officer of the Company with such responsibilities, duties and authority as are assigned to you by the Company Chief Executive Officer, or designee. These responsibilities shall include all activities related with the financial control and financial management of the Company as well as data management and information technology as defined in the Schedule A “Duties”. You shall perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Board of Directors of the Company ("Board") and subject to the discretion of the Board. You shall report directly to the Chief Executive Officer and shall perform your duties for the Company at the Company's official place of business in New York City except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder.

(b)            You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder. You may hold up to one board seat on a not-for-profit board that does not represent a conflict with the Company and subject to Board approval after review of the time commitment involved.

2.             Start Date. You commenced this position with the Company on December 2, 2013 (the “Start Date”) and the date of this Agreement is August 5, 2015 (the “Effective Date”).

3.             Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

4.             Compensation.

(a)                Base Salary. You will be paid an annual base salary of two hundred thousand dollars ($200,000), which will be paid in accordance with the Company’s regular payroll practices. Annually, the Board will review your base salary, with the help of an independent compensation consultant, to adjust your base salary so as to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of CFO positions of similarly situated publicly traded Biotech companies. The Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate adjustments to each component of your compensation within 60 days of the start of each calendar year. Notwithstanding the foregoing, you understand and agree that the Board is not required to increase the Base Salary to such, or any other amount contemplated herein

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(b)               Performance Cash Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine. Upon the attainment of such performance objectives, in addition to your base salary, you shall be entitled to a cash bonus in an amount to be determined by the Board with a target of thirty-five percent (35%) of your base salary. Annually, the Board shall establish written individual and corporate performance objectives and the amount of the performance bonus payable upon the attainment of each objective. At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives. Within sixty (60) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be due and payable within ninety (90) days after the end of the calendar year to which it relates.

(c)                Stock Option and Restricted Stock Grants. During the Term of this Agreement, you may also be awarded grants under the Company’s 2014 Stock Option and Equity Incentive Plan, subject to board approval.

5.             Benefits.

(d)               Benefit Plan — Health Insurance, Retirement and Stock Option Plan. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

(e)                Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year pro-rated.

(f)                Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

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(g)               Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6.             Confidential Information and Invention Assignment Agreement. You have executed the Company’s Confidential Information and Invention Assignment Agreement, which remains in full force and effect.

7.             At-Will Employment. The initial term of your employment shall be for a period of one (1) year from the Effective Date; provided your employment with the Company will be on an “at will” basis, meaning the either you or the Company may terminate your employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except as provided herein. In the event that your employment is terminated because of your death or Disability, the Company’s only obligation to you shall be to pay earned, but unpaid, base salary (as of the date of termination) and provide you, if eligible, with the option to elect health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that upon termination of your employment hereunder due to death, your estate also shall be entitled to receive a single lump sum payment equal to three (3) months of your base salary, payable within 30 days of your death. Upon termination of your employment for Cause (as defined below) you shall be paid any accrued and unpaid base salary and benefits through the date of termination and shall have no further rights to any compensation or any other benefits under the Agreement or otherwise.

(h)              Termination of Employment Other Than for Cause or Resignation for Good Reason (Not in Connection with a Change in Control). If the Company terminates your employment other than for Cause or if you resign for Good Reason, in any case in circumstances other than those described in Section 7(b), you shall be entitled to the following:

(i)             Subject to Section 8 hereof, a single lump sum payment equal to six months (6) months of your base salary (at the rate in effect as of the date of termination), payable in accordance with the Company’s regular payroll practices in effect at the date of termination, on the first payroll date following the date the Release (as defined in Section 8 hereof) becomes effective and irrevocable in accordance with its terms.

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(ii)             Subject to Section 8 hereof, continued health benefits for the 6-month period beginning on the date of termination, with such period to run concurrently with any period for which you are eligible to elect health coverage under COBRA. Notwithstanding the foregoing, you shall be required to pay any and all employee premiums associated with continued health benefits and, if you become employed by another employer and become covered by such employer’s health benefits plan or program, the continued health benefits and cash payments provided hereunder shall cease.

(iii)             All outstanding equity awards granted to you under the Company’s equity compensation plans shall become immediately vested and exercisable (as applicable) as of the date of such termination and the performance goals with respect to such outstanding performance awards, if any, will deemed satisfied at “target”.

(i)                 Change in Control. If the Company terminates your employment other than for Cause or if you resign for Good Reason, in any case during the 12-month period beginning on the date of a Change in Control (as defined in the 2014 Stock Option and Equity Incentive Plan, as amended), you shall be entitled to the following:

(i)             Subject to Section 8 hereof, a single lump sum payment equal to twelve month (12) months of your compensation (at the rate in effect as of the date of termination), payable in accordance with the Company’s regular payroll practices in effect at the date of termination, on the first payroll date following the date the Release (as defined in Section 8 hereof) becomes effective and irrevocable in accordance with its terms.

(ii)             Subject to Section 8 hereof, continued health benefits for the 12-month period beginning on the date of termination, with such period to run concurrently with any period for which you are eligible to elect health coverage under COBRA. Notwithstanding the foregoing, you shall be required to pay any and all employee premiums associated with continued health benefits and, if you become employed by another employer and become covered by such employer’s health benefits plan or program, the continued health benefits and cash payments provided hereunder shall cease.

(iii)             All outstanding equity awards granted to you under the Company’s equity compensation plans shall become immediately vested and exercisable (as applicable) as of the date of such termination and the performance goals with respect to such outstanding performance awards, if any, will deemed satisfied at “target”.

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(j)                “Cause” means: (i) willful failure by you to perform your duties and responsibilities to the Company (or a Successor Company, if appropriate) after written notice thereof and a failure to remedy such failure within thirty (30) days of such notice; (ii) commission by you of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company (or a Successor Company, if appropriate), including conviction of a felony; (iii) material unauthorized use or disclosure by you of any confidential information of the Company (or a Successor Company, if appropriate) or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company (or a Successor Company, if appropriate); or (iv) material breach by you of any of your obligations under any written agreement with the Company (or a Successor Company, if appropriate) after written notice thereof and a failure to remedy such breach within thirty (30) days of such notice. “Successor Company” means the successor entity resulting from a Change of Control or a parent or subsidiary of such successor entity.

(k)               “Good Reason” means: (i) the Company’s material breach of any of its obligations under this Agreement; (ii) a material reduction by the Company of your base salary or target bonus opportunity; (iii) a material adverse change in reporting relationship; (iv) an abandonment of, or fundamental change in, the primary business or primary products of the Company, or (vi) the Company’s regular requirement that you perform services in or relocate to a location that is more than fifty (50) miles from New York City and not regularly accessible by public transportation during business hours. A termination of employment will not be deemed to be for Good Reason unless the Company does not cure within 30 days after receipt of written notice from you specifying the Good Reason and referring to your right to resign for Good Reason. Any resignation for Good Reason will be effective immediately upon your giving notice of your resignation for Good Reason to the Company, conditioned upon your having provided proper notice of Good Reason and time to cure in accordance with this provision.

(l)                 “Disability” means that (i) you have been unable, for a period of 180 consecutive business days, to perform your duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of your life.

(m)             Mitigation. In the event that you are entitled to severance pursuant to this Agreement, you have no duty to mitigate and your severance will not be reduced for any reason.

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8.             Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 7(a)(i), 7(a)(ii), 7(b)(i) or 7(b)(ii) hereof unless: (a) you or your legal representative first executes within 50 calendar days after the date of presentment, a release of claims agreement in the form as to be provided by the Company (the “Release”) and substantially similar to the form of Release attached hereto as Exhibit A, (b) you do not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms. The Company shall provide the Release to you for your review within ten (10) days of the date of termination.

9.             Non-Solicitation. You agree that during the term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

10.              Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Agreement evidences a transaction involving interstate commerce and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. The Company shall pay all fees and expenses for the arbitration itself; provided that the cost of the arbitrator will be equally divided between the parties. The Company will pay your legal fees, provided that, if you substantially do not prevail, the Company shall be reimbursed for your reasonable legal fees.

11.              Indemnification. On the date hereof, you have entered into an Indemnification Agreement with the Company which is attached hereto as Exhibit B.

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12.              Section 280G. In the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to you after reducing your Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to you without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing such payment that trigger the Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to you (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to you shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting firm selected by the Committee prior to the relevant change in control transaction.

13.              Section 409A.

(a)                In General. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if you are a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to you during the first six (6) months following your date of termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the date of termination. If the period during which the Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A, any payment to be made under this Agreement will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms. Further, to the extent required to comply with Section 409A: (i) the amount of any expense reimbursement to which you may be entitled hereunder during a calendar year will not affect the amount of reimbursements to be provided in any other calendar year; (ii) your right to receive reimbursement of an eligible expense hereunder is not subject to liquidation or exchange for another benefit; and (iii) provided that the requisite documentation is submitted, the Company will reimburse your eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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(b)               Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

14.              Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Employee’s employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non prevailing party or parties.

15.              Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

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16.              Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	757 Third Avenue, Suite 2018
New York, NY 10017

If to you:	46 Schenck Avenue
Great Neck, New York 11021

17.              Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to me.

Very truly yours,		ACCEPTED AND AGREED:

RELMADA THERAPEUTICS , INC.		DOUGLAS BECK

By:	/s/ Sergio Traversa	/s/ Douglas Beck
Chief Executive Officer
Board Member

	Date: August 5, 2015	Date: August 5, 2015

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EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my relationship with the Company, in accordance with the Agreement between Relmada Therapeutics, Inc. (the “Company”) and me dated as August 5, 2015 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment or consulting relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

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As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

Nothing herein shall be construed to limit my right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; or (2) disclose information to regulatory bodies. I understand that I am not required to contact the Company before engaging in such communications.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

1.	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;

2.	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release within 45 days of its presentation to me after my Termination of Employment;

3.	I have carefully read and understand this Release;

4.	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

5.	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;

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6.	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

7.	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

8.	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

9.	This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

10.	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:	Date Signed:

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EXHIBIT B

INDEMNIFICATION AGREEMENT

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